Exhibit 5.1

[LETTERHEAD OF RUSSIN & VECCHI]

AU OPTRONICS CORP.	May 2, 2013
1 Li-Hsin Road 2 Hsinchu Science Park Hsinchu, Taiwan Republic of China

Ladies and Gentlemen:

We act as your special Republic of China (“ROC”) legal counsel in connection with your filing with the United States Securities and Exchange Commission (“SEC”) a Registration Statement on Form F-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), on May 2, 2013 for the registration of the sale, from time to time in one or more offerings, of your common shares (par value NT$10 per share) (“Common Shares”), including sale of the Common Shares represented by American depositary shares (“ADSs”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of AU Optronics Corp. (the “Company”), as we have deemed necessary as a basis for the opinions hereinafter expressed, including (i) an extract from the ROC Ministry of Economic Affairs Internet accessible data base, dated May 2, 2013, showing the Company as being in existence, (ii) a photocopy of the Articles of Incorporation of the Company as last amended on June 13, 2012, and (iii) a photocopy of the company registration card of the Company issued by Hsinchu Science Park Administration on November 13, 2012, which includes therein a roster of directors of the Company for the three year term commencing on June 18, 2010.

This opinion is based on the foregoing documents as of the date thereof and we have assumed for purposes hereof that such documents have not been amended, modified or revoked and that as of the date hereof, no circumstances exist and no governmental, judicial or other action (apart from changes in ROC laws or regulations of which we are aware) has occurred which would affect the validity, enforceability or accuracy thereof.

Our opinion relates solely to the laws of the ROC. We express no opinion on any matter which may be governed by the laws of any other jurisdiction including, without limitation, the laws of the State of New York.

For purposes of this opinion, we have assumed the genuineness of all documents examined by us, the completeness thereof and conformity to original documents of all photocopies submitted to us.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	So long as (i) the issuance of the Common Shares representing the ADSs proposed to be offered and sold by the Company under the Registration Statement is duly authorized by resolutions duly adopted at properly convened shareholders meetings and board of directors meetings of the Company and (ii) the issuance of ADSs to be offered under the Registration Statement is duly approved by the Financial Supervisory Commission of the ROC, upon payment of the purchase price for the ADSs to be sold and due issuance of the Common Shares in accordance with the procedures set out in the ROC Company Law and related regulations, the Common Shares representing such ADSs will be legally issued, fully-paid and non-assessable.

AU Optronics Corp.

May 2, 2013

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement with the SEC and your reference to our name in the section “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Sincerely yours,

RUSSIN & VECCHI

By:	/s/ T. Y. Lee
T. Y. Lee